From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital-Retail Centers of America, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital – Retail Centers of America, Inc.
Acquires San Pedro Crossing Shopping Center

New York, New York, December 28, 2012 – American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) announced today that, on December 21, 2012, it closed its acquisition of the San Pedro Crossing Shopping Center located in San Antonio, Texas, at a purchase price of approximately $32.6 million, exclusive of closing costs. The purchase of the San Pedro Crossing Shopping Center represents ARC RCA’s second acquisition of a retail power center with multiple credit tenants. ARC RCA funded the acquisition with both equity and debt financing.

“ARC RCA’s second acquisition strongly demonstrates its focus on building a portfolio of retail power centers with a host of national tenants,” said Nicholas S. Schorsch, ARC RCA’s Chief Executive Officer. Mr. Schorsch continued, “With the Company’s partner, Lincoln Property Company, it continues to find attractive buying opportunities in the current environment and this acquisition is truly demonstrative of those efforts.”

The property contains 201,965 rentable square feet and is 97% leased to 10 tenants. Three tenants, Toys/Babies “R” Us, Barnes & Noble (NYSE: “BKS”) and The Container Store, represent 62% of the annualized rental income of the property. Both Toys/Babies “R” Us and The Container Store are rated by major credit rating agencies.

The Toys/Babies “R” Us lease commenced in May 2011 and has a lease term of 10 years which expires in January 2021. The Barnes & Noble lease began in May 1996 and has a lease term of 18 years which expires in February 2014. The lease to the Container Store commenced in July 1997 and has a lease term of 21years which expires in January 2018.

Important Notice

ARC RCA is a publicly registered, non-traded real estate investment program.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.